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                            AMENDMENT NUMBER TWO (2)

                                       TO

                     Employment Contract Dated May 25, 1995
                                     Between
                      Global TeleMedia International, Inc.
                                       and
                                 Melissa D. Hart


This Amendment Number Three (3) dated February 1, 1997 to that certain Employment Agreement dated May 25, 1995 by and between Global TeleMedia International, Inc. and Melissa Hart shall be amended as follows

     Article 2. shall be amended to revise Article 2.1 as follows:

     2.   COMPENSATION.

               2.1 For all services rendered hereunder, Employer agrees to pay Employee and Employee agrees to accept from Employer, annual base compensation computed at the rate of Fifty Two Thousand Dollars and No Cents ($52,000.00) per annum during the term of Employee's employment, prorated base don the period of actual service and payable in accordance with Employer's standard payroll policies. The Board of Directors of Employer may increase Employee's compensation from time to time and will review Employee's performance hereunder and his compensation therefor in accordance with principles and practices generally acceptable to Employer's employees.

All other terms and conditions of the original agreement dated May 25, 1995 shall remain in full force and effect.


GLOBAL TELEMEDIA INTERNATIONAL,              MELISSA HART
INC.



By:  /s/ Roderick A. McClain                 By:   /s/ Melissa Hart
    --------------------------------------        -----------------------------
Its: President and Chief Executive Officer